Ex 99.1
                                                   News
                                                   Release

                                                   Vectren Corporation
                                                   P.O. Box 209
                                                   Evansville, IN  47702-0209
FOR IMMEDIATE RELEASE

April 13, 2005

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

                   Vectren Energy Delivery of Ohio Natural Gas
                           Base Rate Increase Approved

Dayton, Ohio--Vectren Corporation (NYSE: VVC) announced today that the Public Utilities Commission of Ohio (PUCO) approved Vectren Energy Delivery of Ohio's
(VEDO) base rate increase for its natural gas distribution business in 17 west central Ohio counties. VEDO will implement the new rates as of April 14. New natural gas base rate increases were implemented for Vectren Energy Delivery's two Indiana service territories on July 1, 2004 and on December 1, 2004.

The commission's order provides for a $15.7 million increase in VEDO's base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximate 5,200 mile distribution system used to serve more than 310,000 customers, as well as fund customer conservation programs. The ruling results in an approximate 4.3 percent increase in the total average bill for residential sales customers who heat their homes with natural gas.

Terms of the commission order include:
     o    a rate increase of $15.7 million;
     o    an authorized return on equity (ROE) of 10.6 percent;
     o    an overall cost of capital of 8.94 percent;
     o    a rate base finding of approximately $245 million;
     o a new rate design which includes a larger monthly customer service charge; and
     o    recovery of annual pipeline integrity compliance costs.

This order completes a process initiated by VEDO in April 2004 and approves the settlement agreement VEDO filed in late February 2005 with the Public Utilities Commission of Ohio. This adjustment to increase base rates was the first by VEDO, including its predecessor, since 1992. Over the past 13 years, investments to serve VEDO customers have exceeded $135 million and operating expenses including taxes, health care and labor have increased as well.

The rate order addresses VEDO's "non-gas" costs only, which are listed as "Base Rate Charges" on a customer's bill. These costs represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred by VEDO to build, operate and maintain the pipes, other equipment and systems that are used to supply natural gas through VEDO's system to its customers.

The remaining 70 to 75 cents of each dollar paid to VEDO by its customers represents the cost of natural gas that VEDO must purchase to meet customer demands. That gas is purchased in the competitive wholesale market by VEDO on behalf of its customers subject to ongoing review and oversight by the PUCO under Ohio's Gas Cost Recovery (GCR) procedures. Under Ohio law and regulation, VEDO and other Ohio natural gas utilities are not allowed to make a profit on the resale of gas.

VEDO serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.